                                                                    Exhibit 99.6

                  NONDISCLOSURE AND NONCOMPETITION AGREEMENT


PARTIES:       [                         ] ("Shareholder")
               ___________________
               ___________________

               SUNGARD DATA SYSTEMS INC.
               a Delaware corporation ("S Company")
               1285 Drummers Lane
               Wayne, PA 19087


DATE:          March 9, 1999


                                 BACKGROUND

     S Company and Oshap Technologies Ltd., a corporation formed under the laws of the State of Israel (the "Company"), have entered into an Agreement dated as of the date hereof (the "Agreement") and attached thereto is the related Plan of Arrangement ("Plan"), which provide (subject to the conditions set forth therein) for the exchange of S Company Shares for Company Ordinary Shares as set forth in the Agreement (the "Arrangement"). As contemplated by the Agreement, the Company will become a wholly owned subsidiary of S Company on the effective date (the "Effective Date") of the Arrangement, and will continue to carry on the business being conducted by the Company before the Effective Date. The Company has conducted its business, and after the Effective Date of the Arrangement, the Company will continue to conduct its business, on a worldwide basis.

     As an employee, officer and shareholder of the Company, the Shareholder has obtained and will obtain extensive and valuable knowledge and information concerning the business of the Company and its subsidiaries (including confidential information relating to the Company and its subsidiaries and their respective operations, assets, software, contracts, customers, personnel, plans, processes, techniques, and prospects).

     In order to ensure that S Company receives the full value of the Arrangement, S Company and the Shareholder agree to enter into this Nondisclosure and Noncompetition Agreement. The entering into of this Nondisclosure and Noncompetition Agreement is a condition to S Company's willingness to enter into the Agreement and to consummate the Arrangement.

     INTENDING TO BE LEGALLY BOUND, in order to induce S Company to consummate the Arrangement and in consideration of the foregoing and the mutual agreements contained herein and the Agreement, the parties agree as follows:

  1. ACKNOWLEDGMENTS BY THE SHAREHOLDER.  The Shareholder acknowledges that:

     (a) The promises and restrictive covenants that the Shareholder is providing in this Nondisclosure and Noncompetition Agreement are reasonable and necessary to the protection of S Company's business and S Company's legitimate interests in the Company.

     (b) In connection with the consummation of the Arrangement, the Shareholder will receive S Company Shares in exchange for the Company Ordinary Shares currently held by the Shareholder, as described in Article II of the Agreement.

     (c) As used in this Agreement, the "M&D Business" shall mean the business engaged in or proposed to be engaged in as of the Effective Date by the majority owned (either directly or indirectly) subsidiaries of the Company and includes all work or efforts done by or on behalf of the Company for such subsidiaries. The M&D Business is highly competitive, is marketed throughout the world, and requires long sales "lead times" often exceeding one year.

     (d) The Company expends, and after the Effective Date the Company and possibly other subsidiaries of S Company engaged in the M&D Business (collectively, "S Company Group") may expend substantial time and money, on an ongoing basis, to train its employees, maintain and expand its customer base, and improve and develop its Software and services.

     (e) During his tenure as an owner and/or executive of the Company (or its subsidiaries) Shareholder has had access to proprietary and confidential property, knowledge and information regarding the M&D Business which, after the Effective Date, shall be proprietary and confidential property, knowledge and information of S Company Group; such property, knowledge and information must be kept in strict confidence to protect the M&D Business and maintain S Company Group's competitive positions in the marketplace; and such knowledge and information could be useful to competitors for indefinite periods of time.

     (f) The covenants of Shareholder in this Nondisclosure and Noncompetition Agreement (the "Covenants") are supported by good and adequate consideration; and the Covenants are reasonable and necessary to protect the legitimate business interests of the S Company Group.

  2. NONDISCLOSURE COVENANTS. At all times after the Effective Date, except with S Company's prior written consent or except when required by legal process (provided prior notice is provided to S Company sufficient to enable S Company to object in court to such disclosure), or except in connection with the proper performance of services for and as an employee of the S Company Group, Shareholder shall not directly or indirectly, in any capacity:

     (a) Communicate, publish or otherwise disclose to any person, or use for the benefit of any person, any confidential or proprietary property, knowledge or information of the M&D Business or concerning any of its business, Software, assets or financial condition, no matter when or how such knowledge or information was acquired, including without limitation (i) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts at customers and prospects, (ii) prices, renewal dates and other detailed terms of customer and supplier contracts and proposals, (iii) pricing policies, marketing and sales strategies, methods of delivering products and services, and product and service development projects and strategies; (iv) source code, object code, formats, user manuals, technical manuals and other documentation for Software products,
(v) screen designs, report designs and other designs, concepts and visual expressions for Software products, (vi) designs, concepts, know-how, user manuals, technical manuals and other documentation for Software products, (vii) employment and payroll records, (viii) forecasts, budgets and other nonpublic financial information, (ix) expansion plans, management policies, methods of operation, and other business strategies and policies solely applicable to the M&D Business, and (x) any confidential information concerning the assets or the conduct and details of the M&D Business.

     (b) Disclose, use or refer to any proprietary Software or other confidential or proprietary knowledge or information of the M&D Business, no matter when or how acquired, for any purpose.

  3. NONCOMPETITION COVENANTS. During the Noncompete Period (as defined below), except with S Company's prior written consent, Shareholder shall not directly or indirectly, in any capacity, at any location worldwide:

     (a) Communicate with or solicit any Restricted Person (as defined below) in any manner which interferes or is intended to interfere with such Restricted Person's relationship with the S Company Group, or in an effort to obtain any such person as a employee, supplier, salesman, agent or representative of, or a consultant to, any other person that conducts a business competitive with or similar to (with respect to product functionality) all or any part of the M&D Business.

     (b) Market or sell, in any manner other than in furtherance of the business and interests of the M&D Business, any Software, technology, product or service that is competitive with any proprietary Software, technology, product or service of the M&D Business, or if applicable because of post Effective employment of Shareholder by the S Company Group, the part of the S Company Group with which Shareholder has been directly and significantly involved).

     (c) Establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any person that conducts a business competitive with or similar to (with respect to product functionality) all or any part of the M&D Business.

As used in this Agreement, "Restricted Person" is any Person who is (or during Shareholder's employment with the S Company Group becomes) a customer, formal prospect, supplier, employee, salesman, agent or representative of, or a consultant to, the M&D Business (or if applicable because of post Effective Date employment of Shareholder by the S Company Group, the part of the S Company Group with whom Shareholder has been directly and significantly involved). As used in this Agreement, the "Noncompete Period" shall mean the period beginning on the Effective Date and ending on the later of: (i) the third anniversary of the Effective Date or (ii) two years after the termination of Shareholder's employment with the S Company Group.

  4. CERTAIN EXCLUSIONS. For purposes of this Nondisclosure and Noncompetition Agreement, confidential and proprietary knowledge and information shall not include any knowledge and information that is now known by or readily available to the general public, or that becomes known by or readily available to the general public other than as a result of any breach of this Nondisclosure and Noncompetition Agreement. Provided that Shareholder's investment is purely passive, the ownership by the Shareholder of not more than five percent of the outstanding securities of any public company or solely through a private investment company or venture fund shall not, by itself, constitute a breach of the Covenants of Section 3, even if such public company or the investment by the private investment company or venture fund competes with the M&D Business.

  5. ENFORCEMENT OF COVENANTS. Shareholder expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of the Covenants, and that any breach of the Covenants will result in irreparable injury to the S Company Group for which money damages could not adequately compensate. If a breach of the Covenants occurs, S Company shall be entitled, in addition to all other rights and remedies that S Company may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the Shareholder and all other persons involved therein from continuing such breach. If S Company must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

  6. SCOPE OF COVENANTS. If any Covenant, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

  7. OTHER AGREEMENTS AND INDEPENDENCE OF OBLIGATIONS. Nothing in this Nondisclosure and Noncompetition Agreement shall limit any of the rights or remedies of S Company or any of the rights or obligations of Shareholder under the Voting Agreement or the Affiliate Agreement, each dated the date hereof, or under any other agreement. The covenants and obligations of the Shareholder set forth in this Nondisclosure and Noncompetition Agreement shall be construed as independent of any other agreement or arrangement between the Shareholder, on the one hand, and S Company, on the other. The existence of any claim or cause of action that Shareholder or any other person may have against any member of the S Company Group shall not constitute a defense or bar to the enforcement of any of the Covenants or other obligations of Shareholder.

  8. NON-EXCLUSIVITY. The rights and remedies of S Company hereunder are not exclusive of or limited by any other rights or remedies which S Company may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of S Company hereunder, and the obligations and liabilities of the Shareholder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law.

  9.  OTHER PROVISIONS.

     (a) NOTICES. All notices, consents or other communications required or permitted to be given under this Nondisclosure and Noncompetition Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or five (5) business days after being sent by registered or certified mail, return receipt requested, postage charges prepaid. Notices also may be given by prepaid facsimile and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in one of the manners provided in the preceding sentence. Notices to S Company shall be sent to its address stated on page one of this Nondisclosure and Noncompetition Agreement to the attention of S Company's General Counsel, with a copy sent simultaneously to the same address to the attention of S Company's Chief Financial Officer. Notices to the Shareholder shall be sent to Shareholder's address stated on page one of this Nondisclosure and Noncompetition Agreement, with a copy sent simultaneously to Meitar, Liquornik, Geva & Co., 16 Abba Hillel Silver Rd., Ramat-Gan 52506, Israel, Facsimile No.: 972-3-610-3111, Attention: Dan Shamgar. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this
Section 9(a), provided that any such change of address notice shall not be effective unless and until received.

     (b) ENTIRE UNDERSTANDING. This Nondisclosure and Noncompetition Agreement and the other agreements referred to herein, state the entire understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof. This Nondisclosure and Noncompetition Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     (c) WAIVERS. Except as otherwise expressly provided herein, no waiver with respect to this Nondisclosure and Noncompetition Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of or shall preclude any other or further exercise of, any right, power or remedy.

     (d) SEVERABILITY. If any provision of this Nondisclosure and Noncompetition Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

     (e) COUNTERPARTS. This Nondisclosure and Noncompetition Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Nondisclosure and Noncompetition Agreement to produce or account for more than one counterpart hereof.

     (f) SECTION HEADINGS. Section and subsection headings in this Nondisclosure and Noncompetition Agreement are for convenience of reference only, do not constitute a part of this Nondisclosure and Noncompetition Agreement, and shall not affect its interpretation.

     (g) REFERENCES. All words used in this Nondisclosure and Noncompetition Agreement shall be construed to be of such number and gender as the context requires or permits. Capitalized and non-capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Agreement.

     (h) CONTROLLING LAW. THIS NONDISCLOSURE AND NONCOMPETITION AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

     (i) JURISDICTION AND PROCESS. In any action between or among any of the parties, whether arising out of this Nondisclosure and Noncompetition Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Commonwealth of Pennsylvania,
(c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9(a), and (e) the prevailing parties shall be entitled to recover their reasonable attorneys' fees and court costs from the other parties.

     (j) CONSTRUCTION. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Nondisclosure and Noncompetition Agreement.

     (k) ASSIGNMENT. This Nondisclosure and Noncompetition Agreement and all obligations hereunder are personal to the Shareholder and may not be transferred or assigned by the Shareholder at any time. S Company may assign its rights under this Nondisclosure and Noncompetition Agreement to any purchaser or successor in connection with any sale or transfer of all or substantially all of S Company's assets to such entity.

     (l) BINDING NATURE. This Nondisclosure and Noncompetition Agreement will be binding upon the Shareholder and the Shareholder's representatives, executors, administrators, estate, heirs and successors, and will inure to the benefit of S Company and its successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this Nondisclosure and Noncompetition Agreement as of the date first stated above.

S COMPANY

By:
   ---------------------------------

------------------------------------
[SHAREHOLDER]